EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
JULY 25, 2007		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2007 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $547 million community bank holding company with five bank subsidiaries, announced its financial results for the second quarter of 2007.  Premier realized income of $1,790,000 (34 cents per share) during the quarter ending June 30, 2007, a 10.5% decrease over the $2,000,000 of net income reported for the second quarter of 2006 which included the benefits of a significant negative provision for loan losses.  On a per share basis, Premier earned $0.34 during the second quarter of 2007, a similar decrease from the $0.38 per share earned during the second quarter of 2006.  Net interest income increased 3.6% in 2007 but was more than offset by the effect of higher negative provisions for loan losses recorded in the second quarter of 2006 versus the second quarter of 2007.  Also benefiting the second quarter 2007 net income results, however, were a 9.8% increase in non-interest income and a 1.0% decrease in non-interest expense.  For the first half of 2007 Premier has realized net income of $3,576,000 (68 cents per share), a 6.2% increase over the $3,367,000 (64 cents per share) earned during the first half of 2006.

President and CEO Robert W. Walker commented, “We are pleased to be ahead of our year-to-date 2007 goals.  The challenge we have for 2007 is to replace the bottom-line benefits of the 2006 negative provisions for loan losses with increases in our core earnings such as net interest income and non-interest income.  And while we had no illusions about surpassing the superior earnings results of the second quarter of 2006 due to the $819,000 of negative provisions recorded during that quarter last year, interest income is up 8.7% quarter-to-quarter, net interest income is up 3.6% quarter-to-quarter and non-interest income is up 9.8% quarter-to-quarter.”

Net interest income for the quarter ending June 30, 2007 totaled $5.551 million, compared to $5.360 million of net interest income earned in the second quarter of 2006 and $5.511 million earned in the first quarter of 2007.  When compared to the second quarter of 2006, net interest income has increased 3.6% due to increases in interest income from loans, up $350,000 or 5.5%, and federal funds sold, up $234,000 or 79.1%, and reflects $130,000 of net interest expense savings from the retirement of Premier’s 9.75% trust preferred securities in 2006. The interest expense savings, however, were more than offset by $648,000 of additional interest expense on deposit accounts as a result of increases in interest bearing deposits and rising interest rates.  The 0.7% increase in net interest income, when compared to the first quarter of 2007, is largely due to $77,000 of additional interest income from an increase in investments available for sale and higher yields on those investments; and $65,000 of net interest expense savings on the paydown of bank debt and Federal Home Loan Bank (FHLB) borrowings. The interest savings were more than offset by $118,000 of additional interest expense on deposit accounts again as a result of increases in interest bearing deposits and rising interest rates.

Also contributing to the financial performance of the second quarter of 2007 were lower net overhead costs.  Net overhead costs for the quarter ending June 30, 2007 totaled $3.022 million. This compares to $3.161 million in the second quarter of 2006, and $3.114 million in the first quarter of 2007.  Second quarter 2007 net overhead was generally lower than the second quarter of 2006, largely due to increases in electronic banking income and secondary market mortgage income as well as lower staff costs, professional fees and supplies expense.  These reductions in net overhead more than offset increases in occupancy and equipment, OREO and other operating expenses.  When compared to the first quarter of 2007, second quarter 2007 net overhead decreased slightly due to a seasonal increase in deposit service charge and overdraft income, increases in electronic banking income and secondary market mortgage income, lower salary and benefit costs and lower data processing costs.  These decreases in net overhead were partially reduced by higher professional fees, OREO expenses and other operating expenses in the second quarter of 2007 compared to the first quarter of 2007.

During the quarter ending June 30, 2007, Premier recorded $164,000 of negative provisions to the allowance for loan losses compared to $819,000 of negative provisions made during the same period of 2006 and $36,000 of positive provisions in the first quarter of 2007.  Premier recorded negative provisions to the allowance for loan losses in the second quarter of 2006 and 2007 primarily as a result loan loss recoveries and payments on loans previously identified as having significant credit risk at Premier’s subsidiary, Farmers Deposit Bank.  Future provisions to the allowance for loan losses, positive or negative, will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at June 30, 2007 was relatively unchanged at 1.93% compared to 1.93% at March 31, 2007 and 1.94% at year-end 2006.  Also commenting, Mr. Walker said, “In the coming months, we will continue to monitor the impact that national housing market price declines may have on our local markets and collateral valuations as we maintain the adequacy of our allowance for loan losses.  We do not anticipate our markets to be impacted as severely as other areas of the country due to our markets’ historically modest increases in real estate values.”

Total assets as of June 30, 2007 of $547 million were up 2.2% from the $535 million of total assets at year-end 2006.  The $11.8 million increase in total assets is largely due to a $15.1 million increase in total deposits since year-end.  These funds have been held in federal funds sold pending future loan demand, invested in higher-yielding long-term investments, and used to reduce outstanding bank debt and FHLB borrowings.  Total loans outstanding at June 30, 2007 were relatively unchanged from December 31, 2006 as new loan volume during the year has been offset by customer loan payoffs, charge-offs and collections on troubled loans.  Shareholders’ equity of $63.2 million equaled 11.6% of total assets at June 30, 2007 which compares to shareholders’ equity of $61.0 million or 11.4% of total assets at December 31, 2006.  The increase in shareholders’ equity was due to the $3.6 million of net income in the first six months of 2007, partially offset by dividend payments to shareholders and a $355,000 increase in the net unrealized loss of the investment portfolio since year-end.  Premier invests in high quality debt securities of the U.S. Government and its agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2007.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2007	2006	2007	2006
Interest Income	8,712	8,014	17,324	15,690
Interest Expense	3,161	2,654	6,262	5,126
Net Interest Income	5,551	5,360	11,062	10,564
Provision for Loan Losses	(164)	(819)	(128)	(1,013)
Net Interest Income after Provision	5,715	6,179	11,190	11,577
Non-Interest Income	1,105	1,006	2,351	1,904
Securities Transactions	-	-	-	-
Non-Interest Expenses	4,127	4,167	8,275	8,413
Income Before Taxes	2,693	3,018	5,266	5,068
Income Taxes	903	1,018	1,690	1,701
NET INCOME	1,790	2,000	3,576	3,367

EARNINGS PER SHARE	0.34	0.38	0.68	0.64

Charge-offs	64	334	324	761
Recoveries	292	772	431	1,080
Net recoveries	(228)	(438)	(107)	(319)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2007	2006
ASSETS
Cash and Due From Banks	16,404	16,974
Federal Funds Sold	37,025	27,583
Securities Available for Sale	123,446	121,367
Loans Held for Sale	3,578	1,978
Loans (net)	337,071	337,136
Other Real Estate Owned	501	495
Other Assets	13,418	14,103
Goodwill	15,816	15,816
TOTAL ASSETS	547,259	535,452

LIABILITIES & EQUITY
Deposits	454,104	438,950
Fed Funds/Repurchase Agreements	13,526	13,531
FHLB Advances	5,011	7,285
Other Borrowings	9,107	12,275
Other Liabilities	2,263	2,409
TOTAL LIABILITIES	484,011	474,450
Stockholders’ Equity	63,248	61,002
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	547,259	535,452

TOTAL BOOK VALUE PER SHARE	12.08	11.65

Non-Accrual Loans	3,788	4,698
Loans 90 Days Past Due and Still Accruing	871	992